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                                                                   EXHIBIT 10.17



                      Let's Talk Cellular of America, Inc.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

                            Dated as of June 25, 1996



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                                     INDEX

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                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

1.1   Purchase and Sale of Preferred Stock .................................1
1.2   The Conversion Shares ................................................1
1.3   Initial Closing ......................................................1
1.4   Release of Funds From Escrow .........................................2


                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

2.1   Organization and Corporate Power .....................................3
2.2   Authorization ........................................................3
2.3   Government Approvals .................................................4
2.4   Authorized and Outstanding Stock .....................................4
2.5   Subsidiaries .........................................................4
2.6   Financial Information ................................................5
2.7   Events Subsequent to the Date of the Financial
      Statements ...........................................................5
2.8   Litigation ...........................................................6
2.9   Compliance with Laws and Other Instruments ...........................6
2.10  Taxes ................................................................7
2.11  Property .............................................................7
2.12  Governmental and Industrial Approvals ................................8
2.13  Contracts and Commitments ............................................8
2.14  Securities Act .......................................................8
2.15  Insurance Coverage ...................................................9
2.16  Employee Matters .....................................................9
2.17  No Brokers or Finders ...............................................10
2.18  Transactions with Affiliates ........................................10
2.19  Assumptions, Guarantees, etc. of Indebtedness of
      Other Persons .......................................................10
2.20  Restrictions on Subsidiaries ........................................10
2.21  Disclosures .........................................................10

                                  ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

3.1   Accounts and Reports ................................................11
3.2   Payment of Taxes ....................................................12
3.3   Maintenance of Key Man Insurance ....................................12
3.4   Compliance with Laws, etc ...........................................12
3.5   Inspection ..........................................................13


                                      (i)

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
3.6   Corporate Existence; Ownership of Subsidiaries ......................13
3.7   Board Of Directors ..................................................13
3.8   Use of Proceeds .....................................................13

                                   ARTICLE IV

                        NEGATIVE COVENANTS OF THE COMPANY

4.1   Investments in Other Persons ........................................14
4.2   Distributions .......................................................14
4.3   Dealings with Affiliates ............................................15
4.4   Merger ..............................................................15
4.5   Option Shares .......................................................15
4.6   Indebtedness ........................................................16
4 7   Limitation on Restrictions on Subsidiary Dividends
      and Other Distributions .............................................16
4.8   No Conflicting Agreements ...........................................16
4.9   Compensation; Consulting and Other Agreements .......................16
4.10  Fundamental Changes .................................................16
4.11  Capital Expenditures ................................................17

                                   ARTICLE V

                                PREEMPTIVE RIGHT

5.1   Right of Purchase ...................................................17
5.2   Definition of New Securities ........................................17
5.3   Notice from the Company .............................................17
5.4   Sale by the Company .................................................18
5.5   Termination of Rights ...............................................18

                                   ARTICLE VI

                           PURCHASER'S REPRESENTATIONS

6.1   Representations and Warranties ......................................18
6.2   Permitted Sales; Legends ............................................19

                                  ARTICLE VII

                               REGISTRATION RIGHTS

7.1   Certain Definitions .................................................19
7.2   Requested Registrations .............................................20
7.3   "Piggy Back" Registrations ..........................................21
7.4   Expenses of Registration ............................................22
7.5   Registration on Form S-3 ............................................22
7.6   Registration Procedures .............................................22
7.7   Indemnification .....................................................23
7.8   Limitations on Registration Rights ..................................26
7.9   Rule 144 Reporting ..................................................26
7.10  Listing Application .................................................26

                                      (ii)

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
7.11  Damages .............................................................27

                                  ARTICLE VIII

                    CONDITIONS OF THE PURCHASER'S OBLIGATION

8.1   Effect of Conditions ................................................27
8.2   Representations and Warranties ......................................27
8.3   Performance .........................................................27
8.4   Board Election ......................................................27
8.5   Certified Documents, etc ............................................27
8.6   Amendment to Articles of Incorporation ..............................27
8.8   Redemption Agreement ................................................28
8.9   Opinion of Counsel ..................................................28
8.10  Employment Agreements ...............................................28
8.11  Consulting Agreement ................................................28
8.12  Shareholder Indebtedness ............................................28

                                   ARTICLE IX

                    CONDITIONS OF THE COMPANY'S OBLIGATION ................28

                                   ARTICLE X

                           CERTAIN DEFINITIONS ............................29

                                   ARTICLE XI

                                  MISCELLANEOUS


11.1  Survival of Representations .........................................31
11.2  Parties in Interest .................................................31
11.3  Shares Owned by Affiliates ..........................................31
11.4  Amendments and Waivers ..............................................31
11.5  Notices .............................................................32
11.6  Expenses ............................................................32
11.7  Counterparts ........................................................32
11.8  Effect of Headings ..................................................33
11.9  Adjustments .........................................................33
11.10 Governing Law .......................................................33


                                      (iii)


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                                                June 25, 1996


HIG Fund V, Inc.
c/o HIG Capital Management, Inc.
1001 South Bayshore Dr.
Suite 2310
Miami, Florida 33131

      Re:    Series A Preferred Stock

Gentlemen:

      Let's Talk Cellular of America, Inc., a Florida corporation {the "Company"), Nick Molina and Brett Beveridge (individually a "Principal Shareholder" and collectively, the "Principal Shareholders") hereby agree with you as follows (terms used herein and not otherwise defined shall have the meanings as set forth in Article X hereof):

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      1.1 Purchase and Sale of Preferred Stock. At the Closing, the Company will sell to you (the "Purchaser") an aggregate of 100,000 shares of the Company's Series A Preferred Stock, par value $30 per share (the "Preferred Stock"), at a price of $32.95 per share, for an aggregate purchase price of $3,295,000 payable as provided in Section 1.3. The Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto. The shares of Preferred Stock purchased pursuant to this Section 1.1 are referred to herein as the "Purchased Shares."


      1.2 The Conversion Shares. The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Purchased Shares. The shares of Common Stock issued or issuable upon conversion of the Purchased Shares are referred to herein as the "Conversion Shares."

      1.3 Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, the purchase of the Purchased Shares shall be made at a closing (the "Closings") to be held at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, at 10:00 A.M. on June 25, 1996, or at such other time and on such other date as the Purchaser and the Company may mutually agree. Payment at the Closing for the Purchased Shares shall be by wire transfer payable in immediately available federal funds. At the Closing, (a) the Company shall deliver a certificate representing 33,334 shares of Preferred Stock to the Purchaser and two certificates, each representing 33,333 shares of Preferred Stock issued in the name of the Purchaser, to the Escrow Agent subject to the Escrow Agreement, and (b) the Purchaser shall deliver $1,285,000 in immediately available funds to the Company and deposit $2,000,000 in the escrow account subject to the Escrow Agreement. For purposes of this Agreement and the Escrow Agreement, the $2,000,000 shall be the property of the Company and the Escrowed Shares shall be validly issued, fully paid and nonassessable shares of Preferred Stock issued in the name of the Purchaser, in each case, subject only to the conditions subsequent of the release of the escrowed funds set forth in Section 1.4 hereof.


      1.4   Release of Funds From Escrow.


            (a) The Company shall have the right at any time after the Closing to draw the first and second $1 million held in the Escrow Account upon the occurrence of each of the following events: (i) the Company shall have used substantially all of the previous amounts funded at closing or at the first draw from the Escrow Account in accordance with Schedule 3.8 or as otherwise agreed to by the Purchaser in writing (ii) there shall have been no material adverse change in the Company's condition or prospects which would result in a disaster,
(iii) the representations and warranties in Article II shall be true and correct in all material respects such that the breach thereof has a disasterous effect on the Company, (iv) the Company shall have complied in all material respects with the covenants set forth in Articles III and IV and the Related Agreements as of the date of the Draw Certificate, and (v) there shall have been no fraud or embezzlement at the Company. The Company shall effect the second and third draw by delivering (i) a certificate confirming the foregoing and showing the use of the funds to the Purchaser, executed by one or more of the Principal Shareholders in their capacity as officers of the Company (the "Draw Certificate") and (ii) disbursement instructions to the Escrow Agent releasing the corresponding certificate representing shares of Preferred Stock to the Purchaser. Within two (2) business days of receiving the Draw Certificate, the Purchaser shall confirm its contents and upon such confirmation issue disbursement instructions to the Escrow Agent releasing the second or third $1 million to the Company. In each case, the disbursement instructions shall be in the form provided for in the Escrow Agreement.

            (b) The Purchaser shall have the unilateral right to release all or a portion of the funds in the Escrow Account and receive the corresponding number of shares of Preferred Stock (1 share for each $30 released) without any action or notice required by the Company.

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            (c)   The Company and the Purchaser can agree in writing to any
other alternative arrangement.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

      In order to induce the Purchaser to purchase the Purchased Shares, the Company and the Principal Shareholders, acting jointly and severally, make the following representations and warranties which shall be true, correct and complete in all respects as of the Closing and on the date of each Draw Certificate.

            2.1 Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial conditions of the Company and its Subsidiaries, taken as a whole.

            2.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Shareholders' Agreement referred to in Section 8.7, the Redemption Agreement referred to in Section S.8, the Employment Agreements referred to in Section
8.10 and the Consulting Agreement referred to in Section 8.11 (collectively, the "Related Aqreements"), and any other agreements or instruments executed by the Company in connection herewith or therewith and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Purchased Shares. The issuance of the Purchased Shares hereunder does not, and the issuance of the Conversion Shares upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. Assuming the due execution and delivery by the Purchaser, this Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with its respective terms. Based on the representations made by the Purchaser in Article VI of this Agreement, the offer and sale of the Purchased Shares will be


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

exempt from the registration or qualification requirements of applicable federal and state securities laws.

            2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares or the issuance of the Conversion Shares upon conversion of the Purchased Shares, except for (i) those which have already been made or granted and (ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission as specifically provided for in Article VII hereof.


            2.4 Authorized and Outstanding Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 650,000 shares are validly issued and outstanding on the date hereof and are held of record and owned beneficially as set forth in Schedule 2.4 hereto; and
(ii) 150,000 shares of Preferred Stock, all of which have been designated as Series A Preferred Stock with the rights, terms and privileges set forth in Exhibit A, and of which no shares are issued or outstanding. There are no treasury shares held by the Company. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares and Conversion Shares issued upon conversion of the Purchased Shares will be, duly and validly authorized, validly issued and fully paid and non-assessable and free from any restrictions on transfer, except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except as set forth on Schedule 2.4 hereto, there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, conversion rights or demands of any character relating to the capital stock or other securities of the Company.

            2.5 Subsidiaries. Except as set forth in Schedule 2.5 hereto, the Company has no Subsidiaries nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on
Schedule 2.5 hereto, (a) the Company owns of record and beneficially, free and clear of all liens, charges, restrictions, claims and encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries and (b) no shares of capital stock of any subsidiary was redeemed in violation of any laws or statutes or contract or other rights of any person.

            2.6 Financial Information. Attached hereto as Exhibit 2.6 are true and complete copies of (x) the audited financial statements of the Company for each of the fiscal years ended July 31, 1994 and July 31, 1995, certified by Deloitte & Touche LLP, Company's independent certified public accountants, and
(y) the unaudited balance sheet of the Company at April 30, 1996, and the related statements of income, retained earnings and statements cash flows for the nine-months then ended (all of such financial statements being collectively referred to herein as the "Financial Statements"). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly in accordance with generally accepted account principles applied on a basis consistent with prior periods the financial condition and results of operations of the Company as of the dates and for the periods shown except that the unaudited financial statements in (y) above have no notes thereto and do not have any year end adjustments (all of which adjustments are nonrecurring in nature). The Company does not have any liability, contingent or otherwise, which is not adequately reflected in reserved against in the Financial Statements that could materially and adversely affect the financial or condition of the Company. Since the date of the Financial Statements, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse, and (ii) none of the business, prospects, condition (financial or otherwise), operations property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

            2.7 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 2.7 hereto, since April 30, 1996, neither the Company nor any Subsidiary has (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since July 31, 1995 in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) sold, assigned or transferred any of its tangible assets or cancelled any debt or claim, in each case, except in the ordinary course of business, (vi) sold, assigned, transferred or granted any license with respect to any Intellectual Property (as defined in Section 2.11), except pursuant to license or other agreements entered into in the ordinary course of business,
(vii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (viii) made any change in officer compensation,
(ix) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (x) entered into any commitment (contingent or otherwise) to do any of the foregoing.

            2.8 Litigation. Except as otherwise set forth on Schedule 2.8 hereto, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company and the Principal Shareholders, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or against any officer, employee or shareholder of the Company or any Subsidiary in his capacity as such, which litigation, proceeding or investigation may have any substantial chance of recovery where such recovery would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole, nor, to the knowledge of the Company and the Principal Shareholders, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary, nor any officer, employee, or shareholder of the Company or any Subsidiary in his capacity as such is, to the knowledge of the Company and the Principal Shareholders, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may materially and adversely affect the business or assets of the Company and its Subsidiaries, taken as a whole.

            2.9 Compliance with Laws and Other Instruments. The Company and its Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and by-laws and the agreements set forth in Schedule 2.13 hereto and to the knowledge of the Company and the Principal Shareholders is in compliance, in all material respects, with the provisions of each other mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, law, and/or regulation by which any of them is bound or to which any of them or any of their respective properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, or the Conversion Shares upon conversion of the Purchased Shares, or the transactions contemplated hereby (including the use of the proceeds in the manner contemplated by Section 3.8), with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or by-laws, or any statute, rule or regulation, material contract, judgment, decree or, to the knowledge of the Company and its Principal Shareholders, other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective Properties are subject.

            2.10 Taxes. The Company and each of its Subsidiaries has filed all tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect to the period subsequent to the last periods covered by such returns. No deficiencies for any tax in excess of $1,000 are currently assessed against the Company or any Subsidiary, and no tax returns of the Company or any Subsidiary have ever been audited, and, to the knowledge of the Company and the Principal Shareholders, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

            2.11 Property. (a) Schedule 2.11(a)(i) hereto sets forth the addresses of all real property that the Company or any Subsidiary owns, leases or subleases, and any material lien or encumbrance on any such owned real property or the Company's or Subsidiary's leasehold interest therein. Except as set forth on Schedule 2.11(a)(ii) hereto, the Company or its Subsidiary, as the case may be, has good and marketable title to, and owns free and clear of all liens and encumbrances, all real and personal, tangible and intangible property shown as owned by the Company or any Subsidiary on the Financial Statements except for such property as sold in the ordinary course of business. Except as set forth on Schedule 2.11(a)(iii) hereto, there are no defaults by the Company or any Subsidiary or, to the knowledge of the Company and the Principal Shareholders, by any other party thereto, which might curtail in any material respect the present use of the Company's and such Subsidiary's real and personal, tangible and intangible property. The performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule
2.11 hereto.

                  (b) Set forth on Schedule 2.11(b) hereto is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company or any Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee or in which the Company or any Subsidiary has any right (collectively, the "Intellectual Property"). The Company and its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary or desirable to the conduct of their businesses as conducted and as proposed to be conducted, and has taken all actions reasonably necessary to protect the Intellectual Property and no claim is pending or, to the knowledge of the Company and the Principal Shareholders, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, which claim, if successfully asserted, could have a material adverse effect on the business of the Company or its Subsidiaries.

                  2.12 Governmental and Industrial Approvals. The Company and each of its Subsidiaries has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses, the absence of which would have a material adverse effect on the Company or its Subsidiaries. None of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

                  2.13  Contracts and Commitments. Except as set forth on
Schedule 2.13 hereto, neither the Company nor any Subsidiary has any contract, obligation or commitment which is material or which involves a potential material commitment or any stock redemption or stock purchase agreement, financing agreement, management agreement, services agreement, license, lease, or stock option plan. For purposes of this Section 2.13, a contract, obligation or commitment shall be deemed material if it requires future expenditures by the Company or any Subsidiary in excess of $10,000 or might result in payments to the Company or any Subsidiary in excess of $10,000. To the knowledge of the Company and the Principal Shareholders, the Company and its Subsidiaries and each other party to such agreement have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under the contracts, obligations and commitments listed on Schedule 2.13 hereto which would have a material adverse effect on the Company or its Subsidiaries, and such contracts, obligations and commitments are in full force and effect on the date hereof.

                  2.14 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and the issuance of the Conversion Shares upon conversion of the Purchased Shares. Neither the Company nor anyone acting on its behalf has offered any of the Purchased Shares, or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares under the registration provisions of the Securities Act. The Company has not granted any rights relating to registration of its capital stock under the Securities Act or state securities laws other than those contained in this Agreement.

      2.15 Insurance Coverage. Schedule 2.15 hereto contains an accurate summary of the insurance policies currently maintained by the Company and its Subsidiaries. Except as described on Schedule 2.15, there are currently no material claims pending against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries has been paid to date.

      2.16 Employee Matters. Except as set forth on Schedule 2.16 hereto, neither the Company nor any Subsidiary has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. Schedule 2.16 hereto sets forth a true and complete list of the compensation paid to the Company's three highest compensated employees for the two years ended July 31, 1994 and 1995. The Company and the Principal Shareholders have no knowledge that any of the officers or other key employees of the Company or any Subsidiary presently intends to terminate his employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Subsidiary is in material compliance with the terms of all plans, programs and agreements listed on Schedule 2.16, and each such plan, program or agreement is in compliance with all of the requirements and provisions of the Employee Retirement Income Security Securities Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. Neither the Company nor any Subsidiary has or has maintained any group health plan subject to Section 4980B of the Code or Section 162(i) or
(k) of the Code as amended by the Consolidated Omnibus Budget Reconciliation Securities Act of 1985, as amended by the Technical and Miscellaneous Revenue Securities Act of 1988. With respect to each plan listed on Schedule 2.16 hereto, to the knowledge of the Company and its Principal Shareholders all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

      2.17 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or and of its Subsidiaries.

      2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18 hereto, there are no loans, leases or other continuing transactions between the Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

      2.19 Assumptions. Guarantees etc. of Indebtedness of Other Persons. Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments For deposit or collection or similar transactions in the ordinary course of business.

      2.20 Restrictions on Subsidiaries. There are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

      2.21 Disclosures. Neither this Agreement, any schedule or exhibit to this Agreement, the Related Agreements, the Financial Statements, nor any other agreement, document or written statement made by the Company or the Principal Shareholders and furnished by the Company or the Principal Shareholders to the Purchaser or the Purchaser's special counsel in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not materially misleading. There is no material fact known to the Company or the Principal Shareholders that has not been disclosed herein or in any other material agreement, document or written statement furnished by the Company or any of its Subsidiaries to the Purchaser or its special counsel in connection with the transactions contemplated hereby which materially adversely affects the business, properties, assets or financial condition of the Company or any of its Subsidiaries.

                                  ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and until the consummation of the first Qualified Public
Offering:

      3.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to the Purchaser the information set forth in this Section 3.1.

            (a) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, shareholders' equity and cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by a "big six" independent public accountant of national recognition selected by the Board of Directors of the Company.

            (b) Within thirty (30) days after the end of each calendar month, a preliminary consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such month and preliminary consolidated and consolidating statements of income, shareholders, equity and cash flow for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail.

            (c) Prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year required under Section 3.7, in form consistent with good business practice.

            (d) Promptly upon receipt thereof, any written report, so called "management letter", and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries.

            (e) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instru-mentality, domestic or foreign, affecting the Company (or any Subsidiary) which, if successful, could have a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed; and
(iii) any action, event or circumstance that is reasonably likely to have a material adverse effect on the Company or any Subsidiary, taken as a whole.

            (f) Promptly upon sending, making available, or filing the same, all reports and financial statements as the Company (or any Subsidiary) shall send or make available generally to the shareholders of the company as such or to the commission.

            (g) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchaser may from time to time reasonably request.

      3.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

      3.3 Maintenance of Key Man Insurance. The Company will, at its expense, within sixty (60) days of the Closing Date maintain a life insurance policy with a responsible and reputable insurance-company payable to the Company on the life of each of Nick Molina and Brett Beveridge, each in the face amount of $2 million. The Company will maintain such policies and will not cause or permit any assignment of the proceeds of such policies and will not borrow against such policies. The Company will add one designee of the Purchaser as a notice party to such policies, and will request that the issuer of such policies provide such designee with ten (10) days, notice before either of such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

      3.4 Compliance with Laws, etc. The Company will comply (and cause each of its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

      3.5 Inspection. At any reasonable time during normal business hours and from time to time upon five (5) days written notice, the Company (and each of its Subsidiaries) will permit the Purchaser who then owns, of record or beneficially, or has the right to acquire, at least twenty-five percent (25%) of the Conversion Shares, or any transferee of a Purchaser who owns, of record or Beneficially, or has the right to acquire, at least five percent (at) of the then outstanding Common Stock, or any of the agents or representatives of the foregoing Persons, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors. If the Purchaser or its transferee or any of their agents or representatives exercise their inspection rights under this
Section 3.5, then such Person shall agree to execute an acceptable confidentiality agreement with the Company or its Subsidiaries regarding the matters or materials to Le reviewed pursuant to such inspection.

      3.6 Corporate Existence: Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole.

      3.7 Board Of Directors. Prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable month by month detail for the immediately following year. The budget shall be in form and substance satisfactory to a majority of the Board of Directors. The Directors shall schedule regular meetings not less frequently than once every sixty days.

      3.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares in the manner and for the purposes set forth in Schedule
3.8 hereto and for no other manner or purpose.

                                   ARTIVLE IV

                       NEGATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and divisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) with each of the provisions of this Article IV on and after the date hereof and until the consummation of the first Qualified Public Offering; provided, however, that the provisions of Section 4.2 shall continue in force only so long as there are Purchased Shares outstanding.

      4.1 Investments in Other Persons. The Company will not make or permit any Subsidiary to make any loan or advance to any Person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

          (i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

          (ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by (A) a bank organized in the United States having capital, surplus and undivided profits of at least $250,000,000 or (B) Republic National Bank;

          (iii) loans or advances from a Subsidiary to the Company or from a Subsidiary to another Subsidiary;

          (iv) investments by the Company or a Subsidiary in A-rated or better commercial paper having a maturity of not more than one year from the date of acquisition;

          (v) investments by the Company or a Subsidiary in "money market" fund shares, or in "money market" accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that such Money market fund or "money market" accounts invest principally in investments of the types described in clauses (i), (ii) or (iv) of this subsection 4.1; and

          (vi) loans to employees in the aggregate amount of up to $7,500 for any individual employee and up to $50,000 to all employees at any one time.

      4.2 Distributions. The Company will not declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any Subsidiary to do any of the foregoing, except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company and except that nothing herein contained shall prevent the Company from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of the Preferred Stock as contained in Exhibit A hereto relating to the payment of dividends, liquidation preferences or redemption payments on or with respect to the Preferred Stock or redemption of the Preferred Stock; or (iii) repurchasing the Purchased Shares or shares of Common Stock from the Purchaser in accordance with the Redemption Agreement attached as Exhibit C hereto.

      4.3 Dealings with Affiliates. Except for the Consulting Agreement with HIG Capital Management, Inc., the Company will not enter into (or permit any Subsidiary to enter into) any transaction including, without limitation, any loans or extensions of credit or royalty or services agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families.

      4.4 Merger. The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to any Person, or permit any Subsidiary to do any of the foregoing, (i) except for sales or other dispositions of assets in the ordinary course of business, and (ii) except that (a) any wholly owned Subsidiary may merge into or consolidate with or transfer assets to any other wholly owned Subsidiary and (b) any wholly owned Subsidiary may merge into or transfer assets to the Company.

      4.5 Option Shares. The Company will not issue shares of its capital stock and will not grant any options, rights or warrants to acquire its capital stock to employees and directors of, and consultants to, the Company and its Subsidiaries, except that not more than 50,000 shares of Common Stock, which number includes options previously granted, may be issued to employees of the Company (other than the Principal Shareholders), which options granted after the date hereof have an exercise price per share that is not less than the greater of (a) fair market value of the Common Stock on the date of grant and
(b) the purchase price for the Purchased Shares. Each grant of stock options shall be approved by the Compensation Committee of the Company's Board of Directors established pursuant to the Shareholders' Agreement.

      4.6 Indebtedness. The Company shall not (a) be liable for Indebtedness in excess of the amounts set forth on Schedule 4.6 hereto at any time, (b) issue additional capital stock, in each case, without the prior written consent of the Purchaser and (c) repay or prepay any Indebtedness owed the Principal shareholders except as set forth in Exhibit hereto.

      4.7 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

      4.8 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of the Purchaser, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchaser of any of their rights under this Agreement or any of the Related Agreements.

      4.9 Compensation; Consulting and Other Agreements. The Company shall not pay to its management or consultants compensation in excess of that compensation determined by the Compensation Committee of the Board of Directors established pursuant to the Shareholders' Agreement.

      4.10 Fundamental Changes. Without the consent of a majority of its Board of Directors, the Company shall not (a) engage in any businesses other than the businesses in which it is presently engaged or currently proposes to engage in (including without limitation the business contemplated by the Kiosk Staffing Agreement by and between Cellular Telephone Company and LTC Kiosk Corporation),
(b) sell, distribute, lease, manufacture or otherwise engage in the business of new forms of wireless communications systems (including personal communications systems) and (c) change cellular carriers within an existing geographic area from the cellular carrier it is using as of the date of this Agreement in such area Without the prior written consent of the Purchaser, the Company shall not engage in any other business other than the sale and display of retail of communication devices and equipment including but not limited to all types of cellular and mobile telephones, personal communicators, long and short range cordless telephones, beepers and other types of paging devices, radar detectors, facsimile machines, video and novelty telephones, any device that transmits, receives or stores any type of data and any other types of electronic devices and accessories related to all such devices and equipment; provided, that any retail store may sell any other electric devices and equipment so long as the sales of such other electric devices and equipment do not exceed ten percent (10%) of such store's gross sales.

      4.11 Capital Expenditures. The Company shall not make capital expenditures in excess of the amounts set forth on Schedule 4.11 hereto without the prior written consent of the Purchaser.

                                    ARTICLE V

                                PREEMPTIVE RIGHT

      5.1 Right of Purchase. The Company hereby grants to the Purchaser so long as it shall own, of record or beneficially, or have the right to acquire, any Purchased Shares, Conversion Shares or Common Stock, the right to purchase all or part of its pro rata share of New Securities (as defined in Section 5.2) which the Company, from time to time, proposes to sell and issue. A Purchaser's pro rata share, for purposes of this preemptive right, is the ratio of the number of Purchased Shares, Conversion Shares and shares of Common Stock which such Purchaser owns or has the right to acquire to the total number of Purchased Shares, Conversion Shares and shares of Common Stock then outstanding.

      5.2 Definition of New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock, issued on or after the date hereof; provided that the term "New Securities" does not include (I) securities purchased under this Agreement or Conversion Shares issued upon conversion of the Purchased Shares, (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any stock split, subdivision or combination of shares of Common Stock, (iii) Preferred Stock issued as a dividend to holders of Preferred Stock or upon any stock split, subdivision or combination of Preferred Stock, (iv) the aggregate number of shares of Common Stock issued upon exercise of options permitted under Section 4.5 hereof, and
(v) Common Stock issued to a new chief executive officer or President selected by the Board of Directors and approved by the holders of a majority of the Preferred Shares.

      5.3 Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Purchaser written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. The Purchaser shall have twenty (20) business days from the date of receipt of any such notice to agree to purchase up to the Purchaser's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

      5.4 Sale by the Company. In the event the Purchaser fails to exercise in full its preemptive right, the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which and to the extent the Purchaser's option was not exercised at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. To the extent the Company does not sell all the New Securities offered within said 60 day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Purchaser in the manner provided above.

      5.5 Termination of Rights. The rights granted to the Purchaser under this Article V shall expire immediately prior to, and shall not apply in connection with, the consummation of the first Qualified Public Offering.

                                   ARTICLE VI

                           PURCHASER'S REPRESENTATIONS

      6.1 Representations and Warranties. The Purchaser has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements, and any other agreements or instruments executed by the Purchaser in connection herewith or therewith and the consummation of the transactions contemplated herein or therein. The Purchaser hereby represents and warrants to the Company that, assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their respective terms; the Purchaser has been advised and understands that the Purchased Shares have not been registered under the Securities Act, on the grounds that no distribution or public offering of the Purchased Shares is to be effected, and that in this connection, the Company is relying in part on the representations of the Purchaser set forth in this Article VI; the Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Purchased Shares or Conversion Shares; the Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; and by reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

      6.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit a distribution of Purchased Shares or Conversion Shares by the Purchaser to one or more of its affiliates and Qualified Institutional Buyers, as defined in Rule 144A of the Securities Act, if (i) the transfer is in accordance with the Shareholders Agreement, (ii) the transferee agrees in writing to be subject to the terms hereof and the Shareholders Agreement to the same extent as if it were an original Purchaser hereunder and (iii) a sale or other transfer of any of the Purchased Shares or Conversion Shares upon obtaining an opinion of counsel satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act and applicable state securities or "blue-sky" laws.

      6.3 Current Shareholder Guaranties. HIG Fund V, Inc., so long as it is a holder of Purchased Shares, shall use all reasonable efforts (other than the extension of money or credit accommodations) to assist the Principal Shareholders in removing themselves as guarantors of the Company's outstanding indebtedness and leases; provided, however, that nothing in this Section 6.3 shall result in any liability to HIG Fund V, Inc. in the event the Principal Shareholders are unable to remove themselves as sureties for the Company's obligations.

                                  ARTICLE VII

                              REGISTRATION RIGHTS

      7.1 Certain Definitions. As used in this Article VII, the following terms shall have the following respective meanings:

      "Holder" means the person who is then the record owner of Registrable Securities, which have not been sold to the public.

      "Initiating Holders" means any Purchaser or its assignee who in the aggregate are holders of at least twenty-five percent (25%) of the Registrable Securities.

      "Registrable Securities" means (i) all of the Conversion Shares owned by the Purchaser, (ii) all other shares of Common Stock now owned or hereafter acquired by the Purchaser; (iii) all shares of Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by the Purchaser; and (iv) any Common Stock issued in respect of the shares described in clauses (i) through
(iii) upon any stock split, stock dividend, recapitalization other similar event.

      The term "registers" means to register under the Securities Act and applicable state securities laws for the purpose of effecting a public sale of securities.

      "Registration Expenses" means all expenses incurred by the Company in compliance with Sections 7.2, 7.3 or 7.5 hereof, including, without limitation, all registration and filing fees, printing expenses, transfer taxes, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of one counsel for all the selling Holders and other security holders, and the expense of any special audits incident to or required by any such registration.

      "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

      7.2   Requested Registrations.

            (a) If after the earlier of (i) the fourth anniversary of the date hereof and (ii) the consummation of a public offering by the Company, the Company shall receive from one or more Initial Holders a written request that the Company effect the registration of Registrable Securities representing at least twenty five percent (25%) of the Registrable Securities then outstanding or issuable and the reasonably anticipated aggregate price to the public of the Registrable Securities to be included in such registration would exceed $5 million, in connection with a firm commitment underwriting financed by a nationally recognized underwriter, the Company shall:

           (i) promptly give written notice of the proposed registration to all other Holders; and

           (ii) as soon as practicable, use its best efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company. If the underwriter managing the offering advises the Holders who have requested inclusion of their Registrable Securities in such registration that marketing considerations require a limitation on the number of shares offered, such limitation shall be imposed pro rata among such Holders who requested inclusion of Registrable Securities in such registration according to the number of Registrable Securities each such Holder requested to be included in such registration. Neither the Company nor any other shareholder may include shares in a registration effected under this
      Section 7.2 without the consent of the Holders holding a majority of the Registrable Securities sought to be included in such registration if the inclusion of shares by the Company or the other shareholders would limit the number of Registrable Securities sought to be included by the Holders or reduce the offering price thereof. No registration initiated by Initiating Holders hereunder shall count as a registration under this
      Section 7.2 unless and until it shall have been declared effective.

          (iii) the Holders of the Purchased Shares and the Conversion Shares shall have the right to demand registration twice under this Section 7.2(a).

            (b) Selection of Underwriter. The underwriter of any underwriting requested under this Section 7.2 shall be selected by the Holders holding a majority of the Registrable Securities included therein; provided that such underwriter must be acceptable to the Company.

      7.3   "Piggy Back" Registrations.

            (a) If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their registration rights, other than a registration relating solely to employee benefit plans, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company shall:

           (i) Promptly give to each Holder of Registrable Securities written notice thereof (which shall include the number of shares the Company or other security holder proposes to register and, if known, the name of the proposed underwriter); and

           (ii) Use its best efforts to include in such registration all the Registrable Securities specified in a written request or requests, made by any Holder within ten (10) days after the date of delivery of the written notice from the Company described in clause (I) above. If the underwriter advises the Company that marketing considerations require a limitation on the number of shares offered pursuant. to any registration statement, then the Company may offer all of the Securities it proposes to register for its own account or the maximum amount that the underwriter considers saleable and such limitation on any remaining securities that may, in the opinion of the underwriter, be sold will be imposed pro rata among all Shareholders who are entitled to include shares in such Registration Statement according to the number of Registrable Securities each such shareholder requested to be included In such registration statement.

            (b) The Company shall select the underwriter for an offering made pursuant to this Section 7.3.

      7.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 7.2, 7.3 or 7.5 shall be paid by the Company. All Selling Expenses incurred in connection with any such registration, qualification or compliance shall be borne by the holders of the securities registered, pro rata on the basis of the number of their shares so registered.

      7.5 Registration on Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act) in Accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Article VII, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders); provided that in no event shall the Company be required to register shares with an aggregate market value of less than $500,000.

      7.6 Registration Procedures. In the case of each registration effected by the Company pursuant to this Article VII, the Company shall keep each Holder of Registrable Securities included in such registration advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company shall do the following for the benefit of such Holders:

            (a) Use its best efforts to keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, and amend or supplement such registration statement and the prospectus contained therein from time to time to the extent necessary to comply with the Securities Act and applicable state securities laws;

            (b) Use its best efforts to register or qualify the Registrable Securities covered by such registration under the applicable securities or "blue sky" laws of such jurisdictions as the selling shareholders may reasonably request; provided, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or otherwise required to be so qualified or to take any action which would subject it to the service of process in suits other than those arising out of such registration;

            (c) Furnish such Number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

            (d) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 7.2 hereof, the Company shall enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and is entered into by the Holders and provided further that, if the underwriter so requests, the underwriting agreement shall contain customary indemnification and contribution provisions on the part of the Company;

            (e) To the extent then permitted under applicable professional guidelines and standards, obtain a comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company's counsel in customary form and covering such matters of the type customarily covered in a public issuance of securities, in each case addressed to the Holders, and provide copies thereof to the Holders; and

            (f) Permit the counsel to the selling shareholders to inspect and copy such corporate documents as he may reasonably request.

      7.7   Indemnification.

            (a) The Company shall, and hereby does, indemnify each Holder, each of its officers and stockholders, and each person controlling such Holder within the meaning of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VII, and each underwriter, if any, and each person who controls such underwriter within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or: other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein of necessary to make the statements therein not misleading, or an, violation by the Company of the Securities Act or the Exchange Act or the securities act of any state or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and shall reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, whether or not resulting in any liability, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

            (b) Each Holder shall, if Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and each of their officers, directors and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holder's directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in Conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein;

provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the net proceeds received by such Holder upon sale of his securities.

            (c) Each party entitled to indemnification under this Section 7.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified
Party has actual knowledge of any claim as to which indemnity may be sought, but the failure of any Indemnifying Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 7.7 (except and to the extent the Indemnifying Party has been prejudiced as a consequence thereof). The Indemnifying Party shall be entitled to participate in, and to extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, at its expense to assume, the defense of any such claim or any litigation resulting therefrom, with counsel reasonably satisfactory to such Indemnified Party, provided that the Indemnified Party may participate in such defense at its expense, notwithstanding the assumption of such defense by the Indemnifying Party, and provided, further, that if the defendants in any such action shall include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties and the fees and expenses of such counsel shall be paid by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall (i) furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom and
(ii) shall reasonably assist the Indemnifying Party in any such defense, provided that the Indemnified Party shall not be required to expend its funds in connection with such assistance.

            (d) No Holder shall be required to participate in a registration pursuant to which it would be required to execute an underwriting agreement in connection with a registration effected under Section 7.2 or 7.3 which imposes indemnification or contribution obligations on such Holder more onerous than those imposed hereunder; provided, however, that the Company shall not be deemed to breach the provisions of Section 7.2 or 7.3 if a Holder is not permitted to participate in a registration on account of his refusal to execute an underwriting agreement on the basis of this subsection (d).

            7.8 Limitations on Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder (a) the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not limit the number of Registrable Securities sought to be included by the Holders of Registrable Securities or reduce the offering price thereof; or (b) the right to require the Company to initiate any registration of any securities of the Company.

            7.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities (as that term is used in Rule 144 under the Securities Act) to the public without registration, the Company agrees to use its best efforts to:

                  (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

                  (c) so long as a Purchaser owns any restricted securities, furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

      7.10 Listing Application. If shares of any class of stock of the Company shall be listed on a national securities exchange, the Company shall, at its expense, include in its listing application all of the shares of the listed class then owned by any Purchaser.

      7.11 Damages. The Company recognizes and agrees that the holder of Registrable Shares shall not have an adequate remedy if the Company fails to comply with the provisions of this Article VII, and that damages will not be readily ascertainable, and the Company expressly agrees that in the event of such failure any Holder of Registrable Shares shall be entitled to seek specific performance of the Company's obligations hereunder and that the Company will not oppose an application seeking such specific performance.

                                  ARTICLE VIII

                    CONDITIONS OF THE PURCHASER'S OBLIGATION

      8.1 Effect of Conditions. The obligation of the Purchaser to purchase and pay for the Purchased Shares at the Closing shall be subject to the satisfaction of each of the conditions stated in the following Sections of this Article.

      8.2 Representations and Warranties. The representations and warranties of the Company and the Principal Shareholders Contained in this Agreement shall be true and correct on the date of the Closing, and the Purchaser shall have received a certificate dated as of such Closing and signed on behalf of the Company and the Principal Shareholders to that effect.

      8.3 Performance. The Company and the Principal Shareholders shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it and him at or prior to the Closing, and the Purchaser shall have received a certificate dated as of such Closing and signed on behalf of the Company and by the Principal Shareholders to that effect.

      8.4 Board Election. Concurrently with the Closing, the Board of Directors of the Company shall have been expanded to comply with the provisions of the Shareholders' Agreement.

      8.5 Certified Documents. etc. Counsel for the Purchaser shall have received a copy of the Company's Articles of Incorporation, as amended, certified by the Secretary of State of the State of Florida and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and tax good standing of the Company and its Subsidiaries, which the Purchaser or its counsel may reasonably request.

      8.6 Amendment to Articles of Incorporation. The Articles of Incorporation of the Company shall have been amended to provide for the authorization of the Preferred Stock with the terms set forth in Exhibit A hereto.

      8.7 Shareholders' Agreement. A Shareholders' Agreement in the form of Exhibit B attached hereto shall have been executed by he Company and the shareholders named therein.

      8.8 Redemption Agreement. A Redemption Agreement in the form of Exhibit C attached hereto shall have been executed by the Company.

      8.9 Opinion of Counsel. The Purchaser shall have received an opinion, dated the date of the Closing, from Steel, Hector & Davis, counsel to the Company, substantially in the form attached as Exhibit D hereto.

      8.10 Employment Agreements. The Principal Shareholders shall have executed an Employment Agreement in the form of Exhibit E hereto.

      8.11 Consulting Agreement. A Consulting Agreement in the form of Exhibit F attached hereto shall have been executed by the Company.

      8.12 Shareholder Indebtedness. The Company and the Principal Shareholders shall have amended and restated all of the Company's indebtedness to the Principal Shareholders on the terms and the conditions as set forth in the form of promissory note attached as Exhibit G hereto.

      8.13 Side Letters. Mr. Sorenson and Ms. Gozlan, Republic National Bank and AT&T shall have executed their respective side letters as set forth in Exhibit H hereto.

                                   ARTICLE IX

                     CONDITIONS OF THE COMPANY'S OBLIGATION

      The obligations of the Company under this Agreement are subject to the fulfillment, or the waiver, of the following conditions on or before the
Closing:

      (a)   The representations and warranties of the Purchaser contained in
Article VI shall be true and correct on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of that date.

      (b) The Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchaser prior to or at the Closing.

                                   ARTICLE X

                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Agreement" means this Series A Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties.

      "Applicable Conversion Value" shall mean the Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.

      "Closing" shall have the meaning set forth in Section 1.3.

      "Commission" shall have the meaning set forth in Section 2.3.

      "Common Stock" will include (a) the Company's Common Stock, par value $1.00 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

      "Company" means and shall include Let's Talk Cellular of America, Inc., a Florida corporation, and its successors and assigns.

      "Conversion Shares" shall have the meaning set forth in Section 1.2.

      "Escrow Accounts" shall mean the account established in the Custody of the Escrow Agent pursuant to the Escrow Agreement.

      "Escrow Agents" shall mean Greenberg, Traurig and its permitted successors and assigns.

      "Escrow Agreement" shall mean that certain escrow agreement by and among the Company, the Purchaser and the Escrow Agent in the form of Exhibit H hereto.

      "Holders" shall have the meaning set forth in Section 7.1.

      "Indebtedness" means all obligations, contingent and otherwise, for borrowed money which are required to be reflected an indebtedness on a balance sheet prepared in accordance with generally accepted accounting principles including, without limitation, any current portion of long-term indebtedness, capitalized leases and all guaranties, endorsements and other contingent obligations in respect of indebtedness of others except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

      "Indemnified Party" shall have the meaning set forth in Section 7.7.

      "Indemnifying Party" shall have the meaning set forth in Section 7.7.

      "Initiating Holders" shall have the meaning set forth in Section 7.1.

      "New Securities" shall have the meaning set forth in Section 5.2.

      "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

      "Preferred Stock" shall have the meaning set forth in Section 1.1

      "Purchased Shares" shall have the meaning set forth in Section 1.1.

      "Purchaser" shall have the meaning set forth in Section 1.1.

      "Qualified Public Offerings" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $10,000,000 and in which the price per share of Common Stock equals or exceeds one point seven five (1.75) times the then Applicable Conversion Value of the Preferred Stock under Section 5(c) of Exhibit A.

      "Registrable Securities" shall have the meaning set forth in Section 7.1.

      "Registration Expense" shall have the meaning set forth in Section 7.1.

      "Related Agreements" shall have the meaning set forth in Section 2.2.

      "Securities Acts" means the Securities Act of 1933, as amended.

      "Selling Expenses" shall have the meaning set forth in Section 7.1.

      "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries tan herein defined) directly or indirectly owns at the time more than fifty percent (50~) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

                                   ARTICLE XI

                                 MISCELLANEOUS

      11.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the closing of the transaction contemplated hereby for a period of six (6) months from the date of Closing, or to the extent otherwise specifically set forth herein.

      11.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or Conversion Shares); provided, however, that the Company may not assign interests hereunder without the consent of the Purchaser.

      11.3 Shares Owned by Affiliates. For the purpose. of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser.

      11.4 Amendments and Waivers. Amendments or additions to this Agreement may be made, agreements with any decision of the

Company may be made, and compliance with any term, covenant, agreement, condition or provision net forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the company and the holders of a majority of the issued and issuable conversion Shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the schedules and exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.


      11.5 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchaser at the address net forth below or to such other address as may be furnished in writing to the other parties hereto:

      The Company:         Let's Talk Cellular of America, Inc.
                           5200 N.W. 77th Court
                           Miami, Florida 33166
                           Attention:  Mr. Nick Molina

      with copy to:        Steel, Hector & Davis
                           200 South Biscayne Blvd.
                           Miami, Florida
                           Attention:  Harvey Goldman, Esquire

      The Purchaser:       HIG Fund V, Inc.
                           c/o HIG Capital Management, Inc.
                           1001 South Bayshore Drive
                           Suite 2310
                           Miami, Florida  33131
                           Attn:  Mr. Anthony Tamer

      with copy to:        Greenberg, Traurig, Hoffman, Lipoff,
                           Rosen & Guentel, P.A.
                           1221 Brickell Avenue
                           Miami, Florida  33131
                           Attention: Jorge L. Freeland, Esquire

      11.6 Expenses. The Company will pay its own expenses and the legal fees and legal expenses of the Purchaser in connection with the transactions contemplated hereby.

      11.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

      11.8 Effect of Headings. The article and section headings herein are for convenience only and "hall not affect the construction hereof

      11.9 Adjustments. All provisions of thin Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

      11.10 Governing Law. This Agreement shall be deemed a contract made under the internal laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.


                                                Very truly yours,

PRINCIPAL SHAREHOLDERS:                         Let's Talk Cellular of America,
                                                Inc.

/s/ Nick Molina
-------------------------------                 /s/ Nick Molina
Nick Molina                                     -------------------------------

                                                By: Nick Molina
                                                   ----------------------------
/s/ Brett Beveridge                             Name:
-------------------------------                 Title: President
Brett Beveridge


                                                PURCHASER:

                                                HIG Fund V, Inc.

                                                /s/ Anthony Tamer
                                                -------------------------------
                                                By: Anthony Tamer
                                                   ----------------------------

      CONVERSION AGREEMENT, dated as of the 27th day of June, 1997, by and between Let's Talk Cellular & Wireless, Inc., a Florida corporation f/k/a Let's Talk Cellular of America Inc. ("LTC"), HIG Fund V, Inc., a Cayman Islands corporation ("HIG"), and Texas Cellular Partners, L.P., a Delaware limited partnership ("TCP").

      WHEREAS, HIG currently owns 100,000 shares of Series A Preferred Stock of LTC (the "Preferred Stock"), purchased pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of June 25, 1996 (the "Purchase Agreement"), by and between LTC and HIG.

      WHEREAS, LTC has requested that HIG convert the Preferred Stock into Common Stock of LTC, par value $.001 per share (the "Common Stock");

      WHEREAS, LTC is willing to provide HIG with additional shares of Common Stock as consideration for HIG's agreement to convert the Preferred Stock prior to LTC's optional redemption date and for giving up certain rights and privileges granted to HIG incident thereto;

      WHEREAS, HIG has agreed to convert the Preferred Stock into Common Stock and LTC has agreed to issue Common Stock to HIG on the terms and subject to the conditions set forth herein; and

      WHEREAS, the parties hereto have agreed to terminate certain provisions of the Purchase Agreement and amend the Purchase Agreement to provide TCP with registration rights equivalent to those of HIG.

      NOW, THEREFORE, the parties hereby agree as follows:

      1. Agreement to Convert. HIG agrees to convert its 100,000 shares of Preferred Stock in return for 650,000 shares of Common Stock, and hereby delivers to LTC HIG's stock certificates representing the Preferred Stock.

      2. Issuance of Shares. LTC hereby agrees to issue to HIG on the date hereof 650,000 shares of Common Stock as consideration for HIG's conversion of its Preferred Stock on the date hereof and HIG's agreement to give up the rights and privileges incident thereto prior to LTC's optional redemption date.

      3. Termination of Purchase Agreement Provisions. Articles III, IV and V of the Purchase Agreement are hereby terminated in their entirety.

      4.    Registration Rights. The definition of Registrable Securities in
Section 7.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

      "Registrable Securities" means (i) all of the Conversion Shares owned by the Purchaser, (ii) all other shares of Common Stock now owned or hereafter acquired by the Purchaser or TCP; (iii) all shares of Common Stock issued with respect to securities of the Company convertible into or exercisable for shares of Common Stock now owned or hereafter acquired by the Purchaser or TCP; and (iv) any Common Stock issued in respect of shares described in clauses (i) through (iii) upon any stock split, stock dividend, recapitalization or other similar event.

      IN WITNESS WHEREOF, the undersigned have execute this Agreement as of the date first above written.


                                         LETS TALK CELLULAR & WIRELESS, INC.

                                         By:  /s/Nick Molina
                                            ---------------------------------
                                              Name:  Nick Molina
                                              Title: Chief Executive Officer


                                         HIG FUND V,INC.

                                         By:  /s/Anthony Tamer
                                            ---------------------------------
                                              Name:  Anthony Tamer
                                              Title: President


                                         TEXAS CELLULAR PARTNERS, L.P.

                                         By: HIG TEXAS CELLULAR COMPANY

                                         By:  /s/Douglas Berman
                                            ---------------------------------
                                              Name:  Douglas Berman
                                              Title: Vice President